EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of and to have effect from the 1st day of April 2013

BETWEEN:

I-Minerals Inc. a company duly registered under the Canada Business Corporations  Act, and having its office at 880 - 580 Hornby Street, Vancouver, British Columbia, V6C 3B6 and

i-minerals USA Inc., an Idaho Corporation
880 - 580 Hornby Street, Vancouver, British Columbia, V6C 3B6

(hereinafter collectively  called the "Company")

OF THE FIRST PART

AND:

THOMAS  M. CONWAY
of 3136  West 8565 Street, West Jordan, Utah, 84088, USA

(hereinafter called the "Employee")

OF THE SECOND PART

WHEREAS:

A.         The Company  is a reporting company whose shares are posted and listed for trading on The TSX Venture Exchange and is engaged in the business of natural resource exploration and development;

B.          The Company wishes to retain the services of the Employee in the position of President  and Chief Executive  Officer of the Company  to provide  certain, corporate,  management,  professional  and business development  services to the Company and the Employee has agreed to be employed by the Company and is qualified to render the aforesaid services;

C.          The Company  and the Employee had previously  entered into a three year employment  agreement dated May  11, 2011, vesting of options and bonus payments  from which were based on the development of the Kelly's  Basin  deposit,  a mineral  project  the Company  is no longer developing  and this amended contract resets option prices to reflect current market  conditions and tie the options and bonus payments to the successful development  of the Bovill Kaolin Project

C.           The parties have agreed that the terms and conditions of such employment will be as hereinafter set forth.

           NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the payment of $10 and of the covenants and agreements hereinafter contained, the parties hereto have agreed as follows:

(2)

1.	DUTIES AND DEVOTION OF TIME

1.01	It is acknowledged and agreed by the Employee that the work of the Employee is and will be of such a nature that regular hours may be impossible and there may be occasions in which the Employee will not be required to work a full eight hours per day and/or a full five days per week. It is also anticipated that there will be certain evenings, Saturdays, Sundays and holidays during which the Employee will be required to work. The work of the Employee is in part of a supervisory nature and accordingly the Employee agrees that the consideration herein set forth will be in full and complete satisfaction for the Employee's work and services, no matter how or when performed, and the Employee hereby releases the Company from any claims for overtime pay or compensation whatsoever which the Employee might have by reason of any existing or future legislation or otherwise.

1.02	During the term of this Agreement the Employee will be responsible for the overall management and operation of the Company, will provide engineering, consulting and marketing services and will have the obligations, duties, authority and power as President and Chief Executive Officer to do all acts and things as are reasonably necessary for the efficient and proper execution and discharge of such responsibilities, including but not limited to oversight of feasibility, permitting interaction with the capital markets including financing of the business plan, assuming one or more of the deposits demonstrates economic viability through the feasibility study and the company secures all necessary permits and funding, the construction of a mining operation.

1.03	The Employee will, during the term of this Agreement, obtain the consent of the directors of the Company before becoming a director or senior officer of any corporation other than the Company, such consent not to be unreasonably withheld.

1.04	In conducting his duties under this Agreement, the Employee will report to the Company's board of directors and will act consistently with their directives and policies.

1.05	The Employee will perform the services set out in paragraph 1.02. The Employee shall also perform such other duties that are not inconsistent with the duties set out above, as may be requested by the board of directors of the Company from time to time.

2.	TERM

2.01	The employment term shall be for an initial period of 2 years, commencing on April 1, 2013 and terminating three years from commencement of the term (which period is hereinafter called the "Term"). The Term may be extended only by resolution duly authorized by the board of directors of the Company and consented to in writing by the Employee.

2.02	Within 90 days prior to the end of the Term, the Employee shall have the right to request the compensation committee of the Company to negotiate in good faith a renewal of the Term, with the intent that if possible, the terms of renewal be agreed upon prior to the initial expiry of the Term.

(3)

3.	REMUNERATION

3.01	With the best interests of the Company in mind, the Employee will faithfully, honestly and diligently serve the Company in the capacity as provided for herein and in consideration of which the Company will pay to the Employee a salary ofUS$12,500 per month.

3.02	At the option of the Employee, but subject to the polices and acceptance of the TSX Venture Exchange, up to 25% of the Employee's US$12,500 salary may be paid each month in common shares of the Company. Should the Employee elect to take a portion of his salary in common shares, he shall notify the Company seven business days prior to month end of the desire to take a portion in common shares and the portion of his salary he desires to take in common shares. The number and deemed price of any such shares shall be calculated by using the average trading price of the Company's shares for the 10 days prior to the end of the particular month. Any shares to be issued to the employee pursuant to the terns of this Agreement shall be grouped together and issued in one block every three months (i.e the optional shares shall accumulate over a three month period and one share certificate shall be issued at the end of the third month)

3.03	The salary of the Employee shall be paid once per month at the end of each month during the Term.]

3.04	Without the prior written consent of the Employee, no deductions from the salary payable hereunder shall be made unless on account of normal payroll deductions as required under Federal, Idaho State or Utah State Income Tax law, or otherwise, as required by law or court order.

3.05	The Company and the Employee agree to meet not less than once per year to assess the success in meeting the milestones as set forth in section 7.01 and may adjust the base salary amount as appropriate, subject to the approval of the TSX Venture Exchange at these meetings,

4.	EXPENSE ACCOUNT

4.01	The Employee shall be entitled to be reimbursed by the Company for all reasonable out of pocket expenses incurred by him in carrying out his duties as provided for herein, provided that the Employee shall receive prior approval of a majority of the board of directors of the Company prior to incurring or committing himself or the Company to incur, any expense (or series of expenses reasonably relating to one matter) exceeding $10,000 in value.

4.02	Expenses shall be summarized monthly in a written report prepared by the Employee and submitted to the Company. The expense summary shall contain such detail reasonably as may be requested by the Company to verify the same was incurred in the furtherance of the business of the Company.

4.03	Unless otherwise agreed to by the Employee, expenses submitted and approved by the Company shall be paid to the Employee within seven days of submission of the foregoing expense report and any requested underlying data.

5.	MEDICALPLAN

5.01	During the Term, the Company shall reimburse the Employee for medical insurance premiums up to $3,000 for each calendar quarter.

(4)

6.	VACATION

6.01	The Employee will be entitled to an annual vacation with full pay to the Employee of four weeks (consecutive or otherwise as the Employee will see fit) which will be taken at a time, or times, to be arranged in advance with the Company so that it does not unduly affect the operations of the Company.

7.	BONUS AND GRANT OF OPTION

7.01	In addition to the 230,000 options previously granted to the Employee for his role as a director of the Company, the Company agrees to pay the bonuses and provide incentive stock options based on the attainment of milestones as set forth below. Options shall be granted upon TSX Venture Exchange approval of this contract and vest on the attainment of the milestones.

	Item	expected year of completion	number of options		option price	cash bonus
1	Compete feasibility of Tailings	2012	50,000		0.10	$
2	Completion of Permitting on Tailings	2012	50,000		0.10
3	Complete pre-feasibility study on Bovill Kaolin	2013	50,000		0.10
4	Complete Market Analysis on all minerals	2013	50,000		0.10
5	Completion of items 1-4 above	2013				$20,000
6	2nd tranche financing	2013	50,000	250,000	0.10
7	Compete feasibility study on Bovill Kaolin	2014	65,000		0.15
8	Completion of Permitting on KB	2014	65,000		0.15
9	3rd tranche of financing (equity) or JV Partner	2014	65,000		0.15
10	Complete Debt Financing project or JV Partner	2014	65,000	260,000	0.15
11	Completion of items 7-10 above or JV Partner	2014				$100,00
12	Complete Construction	2015	75,000		0.25
13	Plant Fully Operational	2015	75,000		0.25
14	Sales of Product	2015	75,000		0.25
15	Profitability	2015	75,000		0.25
16	Completion of items 12-15 above with or without JV Partner					$75,000
17	Completion of Property wide EIS (as applicable)	2016	75,000	300,00	0.25

8.	CONFIDENTIAL INFORMATION

8.01	The parties hereto acknowledge and agree that the Employee by virtue of employment with the Company will have access to confidential and secret information and therefore the Employee agrees that during the term of this Agreement and on termination or expiry of the same, for any reason whatsoever, he will not divulge or utilize to the detriment of the Company any of such confidential or secret information so obtained.

9.	TERMINATION OF AGREEMENT

9.01	Notwithstanding any other provision herein, it is understood and agreed by and between the parties hereto that the Employee may terminate his employment by giving the Company:

(5)

(a)	not less than 120 days' written notice of such intention to terminate, and in which event the Company shall have no liability to pay the Employee any remuneration following the effective date of termination;

(b)	written notice of termination at any time within 60 to 365 days following a "change of control" (as that term is defined in paragraph 9.03 hereof), in which event the Company shall pay to the Employee twenty-four months' salary as well as payment of medical benefits as set forth in section 5.01 for a period of 24 months after termination.

9.02	If there is no change of control or it has been more than 365 days since a change of control, then the Company may terminate this Agreement in its entirety:

(a)	without cause and after 24 months of employment upon notice to the Employee and by payment to the Employee of one month's salary for each consecutive twelve months of employment with the Company (calculated from the Start Date), plus all accrued and unpaid wages, expenses and holiday pay to the effective date of termination; and

(b)	upon notice to the Employee in the event of the Employee's willful misconduct or gross negligence, and in which event, the Company shall have no liability to pay the Employee any remuneration following the giving of such notice, other than accrued and unpaid wages, expenses and holiday pay to the effective date of termination;

and the Employee does hereby agree that, in the case of subparagraphs 9.02(a) and 9.02(b), such termination allowance will be payment in full for any discharge by the Company, whether unlawful or unwarranted.

9.03	In the event of a change of control of the Company, the Employee, subject to his rights under subparagraph 9.01 (b) hereof, shall continue to serve the Company in the same capacity and have the same authority, responsibilities and status as he had as of the date immediately prior to the change of control. For the purposes of this Agreement, a "change of control" shall be deemed to have occurred when:

(a)	a person becomes a control person (as that term is defined in the Securities Act of British Columbia) of the Company; or

(b)	a majority of the directors elected at any annual or special general meeting of shareholders of the Company are not individuals nominated by the Company's then• incumbent board of directors.

9.04	In the event of the termination of the Employee's employment pursuant to subparagraph 9.0l(b) hereof, the Company shall cause to remain in full force and effect for the remainder of the term(s) all vested incentive stock option(s) granted to the Employee and in effect on the effective date of termination.

9.05	In the event of the termination of the Employee's employment pursuant to subparagraph 9.02 (a) hereof, the Employee will be entitled to exercise all stock options which would have been exercisable during the remainder of the respective terms of such stock options.

10.	ARBITRATION

(6)

10.01	Any controversy or claim arising out of or relating to this Agreement or any breach of this Agreement will be finally settled by arbitration in accordance with the provisions of the Commercial ArbitrationAct (British Columbia).

11.	MISCELLANEOUS

11.01	Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be delivered to a party hereto ("Party"), at the address for such Party specified above. The date of receipt of such notice, demand or other communication shall be the date of delivery. Each notice, demand or other communication required or permitted to be given under this Agreement may be delivered by facsimile and shall be deemed to have been received at the time the facsimile is transmitted. Facsimile numbers for the Parties are:

Thomas M. Conway 3136 West 8565 Street West Jordan, Utah 84088, USA	I- Minerals inc. 880 - 580 Hornby Street Vancouver, BC V6C 3B6, Canada (604) 684-0642

11.02	The Parties may at any time and from time to time notify the other Party in writing of a new address or facsimile number to which notice shall be given to it thereafter until further change.

11.03	Each of the Parties hereto agree to pay their own costs, expenses and fees (including, without limitation, legal counsel fees) incurred in connection with the preparation, execution and consummation of this Agreement.

11.04	This Agreement shall supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the Parties in respect of the subject matter of this Agreement.

11.05	Each of the Parties covenants and agrees, from time to time and at all times, to do all such further acts and execute and deliver all such further deeds and documents as shall be reasonably required in order to fully perform and carry out the terms and intent of this Agreement.

11.06	Time shall be of the essence in the performance of this Agreement.

11.07	If any one or more of the provisions contained herein should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affect or impaired thereby.

11.08	This Agreement and all provisions hereof shall be governed by and construed in accordance with the laws of the Province of British Columbia, and in this regard, the courts of the Province of British Columbia shall have exclusive jurisdiction.

11.09	No consent or waiver expressed or implied by any Party in respect of any breach or default by any other Party shall be deemed or construed to be a consent to or a waiver of any other breach or default whatsoever.

(7)

11.10	This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective heirs, successors and permitted assigns.

11.11	This Agreement may be executed in counterparts and if so, the collective counterpart signatures shall be evidence of the signature of this Agreement by all Parties.

11.12	Signature of this Agreement may be made by facsimile and if so, the facsimile signature shall be deemed to be an original signature of that Party.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

The Corporate Seal of
I-Minerals Inc.
was hereunto affixed in the presence of:

/s/ Barry Girling
Authorized Signatory

/s/ Matthew Anderson
Authorized Signatory

SIGNED, SEALED AND DELIVERED
by THOMAS M. CONWAY in the presence of:

Rossanol Conway	/s/ Thomas Conway
Name	Signature
3136 W 8565 S
Address	Thomas Conway
W Jordan, Utah
Housewife	Name - Please Print
Occupation